UBS LOAN FINANCE LLC 677 Washington Boulevard Stamford, Connecticut 06901	GOLDMAN SACHS CREDIT PARTNERS L.P. 85 Broad Street New York, New York 10004

UBS SECURITIES LLC 299 Park Avenue New York, New York 10171
April 20, 2008
Grey Wolf, Inc.
10370 Richmond Avenue, Suite 600
Houston, Texas 77042
Attention: David W. Wehlmann
Project Southwest
Senior Secured Bank Facilities Commitment Letter
Ladies and Gentlemen:
          You have advised UBS Loan Finance LLC (“UBS”), UBS Securities LLC (“UBSS”) and Goldman Sachs Credit Partners L.P. (“GSCP” and, together with UBS and UBSS, “we”, “us” or the “Commitment Parties”) that Grey Wolf, Inc., a Texas corporation (“Houston” or “you”), proposes, together with Basic Energy Services, Inc., a Delaware corporation (“Midland”), to form a new Delaware corporation (“Newco” or “Borrower”), the capital stock of which will consist of two shares of common stock owned by Houston and Midland one share each and which shall have no liabilities or obligations other than in connection with the Merger Agreement (as defined below), and that Houston and Midland will merge (the “Mergers”) simultaneously with and into Newco, with Newco as the surviving corporation organized under Delaware law. As consideration for the Mergers, Houston’s and Midland’s respective shareholders will receive stock of Newco and cash (the “Cash Consideration” ) in exchange for their respective Houston and Midland shares. The Mergers will be effected pursuant to a merger agreement (the “Merger Agreement”) among Houston, Midland and Newco. All references to “dollars” or “$” in this agreement and the attachments hereto (collectively, this “Commitment Letter”) are references to United States dollars. All references to “Borrower” or “Borrower and its subsidiaries” for any period from and after consummation of the Mergers shall include Newco (into which Houston and Midland will have been merged) and its subsidiaries (which will include the subsidiaries of Houston and Midland as of the time of the Mergers).
          We understand that the sources of funds required to fund the Cash Consideration, to repay certain existing indebtedness of Midland and its subsidiaries of up to $150.0 million (the “Refinancing”), to pay fees, commissions and expenses in connection with the Transactions (as defined below) and to provide ongoing working capital requirements of Borrower and its subsidiaries following the Transactions will include senior secured credit facilities consisting of (i) a senior secured term loan facility to Borrower of up to $600.0 million (the “Term Loan Facility”); provided that if Borrower issues any debt securities to finance the Transactions any such issuance shall reduce dollar-for-dollar the availability under the Term Loan Facility, as described in the Summary of Principal Terms and Conditions attached hereto as Annex I (the “Term Sheet”), and (ii) a senior secured revolving credit facility to Borrower of up to $325.0 million (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Bank Facilities”), as described in the Term Sheet.
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          No other financing will be required for the uses described above. Immediately following the Transactions (as defined below), neither Newco nor any of its subsidiaries will have any material funded indebtedness or preferred equity other than the Bank Facilities and Newco’s assumption of the following debt (together, the “Rollover Debt”): (i) $225.0 million of Midland’s 7.125% senior notes due 2016, (ii) $150.0 million of Houston’s 3.75% contingent convertible senior notes due 2023, (iii) $125.0 million of Houston’s floating rate contingent convertible senior notes due 2024 and (iv) up to $55.0 million of existing capital leases and notes payable of Midland in the aggregate and other new capital leases or notes payable of Midland allowable under the Merger Agreement. As used herein, the term “Transactions” means the Mergers, the Refinancing, the initial borrowings under the Bank Facilities, the assumption by Newco of the Rollover Debt and the payments of fees, commissions and expenses in connection with each of the foregoing.
     Commitments.
          You have requested that the Commitment Parties commit to provide the Bank Facilities and that UBSS and GSCP agree to structure, arrange and syndicate the Bank Facilities.
          Each of UBS and GSCP is pleased to advise you of its several, but not joint, commitment to provide 50% of the principal amount of each of the Bank Facilities to Borrower upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and the Fee Letter (as defined below). The commitments of UBS and GSCP hereunder are subject to the negotiation, execution and delivery of definitive documentation (the “Bank Documentation”) with respect to the Bank Facilities reasonably satisfactory to Houston and the Commitment Parties containing terms usual and customary for similar financing transactions giving due regard to market conditions at that time and reflecting, among other things, the terms and conditions set forth in the Term Sheet, in Annex II hereto (the “Conditions Annex”) and in the letter of even date herewith addressed to you providing, among other things, for certain fees relating to the Bank Facilities (the “Fee Letter”). You agree that the closing date of the Transactions shall be the concurrent closing date of the Bank Facilities (the “Closing Date”), but in any event shall not occur until the terms and conditions hereof and in the Term Sheet and the Conditions Annex (including the conditions to initial funding) have been satisfied.
     Syndication.
          It is agreed that UBSS and GSCP will act as joint lead arrangers and book managers (the “Joint Lead Arrangers”) for the Bank Facilities, and, in consultation with you, will exclusively manage the syndication of the Bank Facilities, and will, in such capacities, exclusively perform the duties and exercise the authority customarily associated with such roles. It is further agreed that UBSS will appear on the top left of the cover page for any marketing materials for the Bank Facilities and will hold the roles and responsibilities conventionally associated with such name placement. It is further agreed that no additional advisors, agents, co-agents, arrangers or book managers will be appointed and no Lender (as defined below) will receive compensation with respect to any of the Bank Facilities outside the terms contained herein and in the Fee Letter in order to obtain its commitment to participate in the Bank Facilities, in each case unless you and we so agree.
          Each of the Commitment Parties reserves the right, prior to or after execution of the Bank Documentation with respect to the Bank Facilities, in consultation with you, to syndicate all or a portion of their respective commitments to one or more institutions that will become parties to the Bank Documentation (the Commitment Parties and the institutions becoming parties to the Bank Documentation with respect to all or a portion of the Bank Facilities, the “Lenders”). Notwithstanding each of the Commitment Parties’ right to syndicate the Bank Facilities and receive commitments with respect thereto, the Commitment Parties will not be relieved of all or any portion of their commitments hereunder prior to the initial funding under the Bank Facilities. Without limiting your obligations to assist with syndication efforts as set forth herein, each Commitment Party agrees that completion of such syndications is not a condition to its commitments hereunder.
          The Joint Lead Arrangers will exclusively manage (in consultation with you) all aspects of the syndication of the Bank Facilities, including selection of additional Lenders, determination of when the Joint Lead Arrangers will approach potential additional Lenders, awarding of any naming rights and the final allocations of the commitments in respect of the Bank Facilities among the additional Lenders. You agree to, and to use commercially reasonable efforts to cause Midland to (including with a covenant to such effect in the Merger Agreement), actively assist the Joint Lead Arrangers in achieving a timely syndication of the Bank Facilities that is reasonably satisfactory to the Joint Lead Arrangers. To assist the Joint Lead Arrangers in their syndication efforts, you agree that you will, and will cause your representatives and advisors to, and will use commercially reasonable efforts to cause Midland and its representatives and advisors to, (a) promptly prepare and provide all financial and other information as we may reasonably request with respect to you, Midland, your and its subsidiaries and the transactions contemplated hereby, including but not limited to financial projections (the “Projections”) relating to the foregoing, (b) use commercially reasonable efforts to ensure that such syndication efforts benefit materially from your and your subsidiaries existing lending relationships and existing lending relationships of Midland and its subsidiaries, (c) make available to prospective Lenders reasonable access to senior management and advisors of Houston and Midland and each of their respective subsidiaries, (d) host, with the Joint Lead Arrangers, one or more meetings with prospective Lenders under the Bank Facilities, (e) assist the Joint Lead Arrangers in the preparation of one or more confidential information memoranda reasonably satisfactory to the Joint Lead Arrangers and other marketing materials reasonably requested by the Joint Lead Arrangers to be used in connection with the syndication of each of the Bank Facilities and (f) use commercially reasonable efforts to obtain, at your expense, monitored public ratings of the Bank Facilities and corporate ratings and corporate family ratings of Borrower from Moody’s Investors Service (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”) at least 30 days prior to the Closing Date and participate actively in the process of securing such ratings, including having your senior management and using commercially reasonable efforts to have Midland’s senior management meet with such rating agencies.
          You agree that Information (as defined below) regarding the Bank Facilities and Information provided by you, Midland or your or their respective representatives to us in connection with the Bank Facilities (including, without limitation, draft and execution versions of the Bank Documentation, any confidential information memorandum, any customary lender presentation, publicly filed financial statements, and draft or final offering materials relating to contemporaneous or prior securities issuances by you, Midland or Newco) may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating the Bank Facilities or otherwise, in accordance with each Joint Lead Arranger’s standard syndication practices, and you acknowledge that neither Joint Lead Arranger nor any of their affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform.
          You acknowledge that certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information with respect to you, Midland, Newco or your or their respective affiliates or securities) (each, a “Public Lender”). At the request of the Joint Lead Arrangers, you agree to prepare an additional version of any confidential information memorandum and any lender presentation to be used by Public Lenders that does not contain material non-public information concerning you, Midland, or your or their respective affiliates or securities. The information to be included in the additional version of the confidential information memorandum will be substantially consistent with the public information included in any offering memorandum for any concurrent offering of debt securities. It is understood that in connection with your assistance described above, you will provide, and cause all other applicable persons to provide, authorization letters to the Joint Lead Arrangers authorizing the distribution of the Information to prospective Lenders, containing a representation to the Joint Lead Arrangers that the public-side version does not include material non-public information about you, Midland, or your or their respective affiliates or securities. In addition, you will clearly designate as such all Information provided to the Joint Lead Arrangers by or on behalf of you or Midland which is suitable to make available to Public Lenders. You acknowledge and agree that the following documents may be distributed to Public Lenders: (a) drafts and final versions of the Bank Documentation; (b) administrative materials not containing information you have identified as material non-public information regarding you, Midland or your or their respective subsidiaries prepared by the Joint Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms of the Bank Facilities.
     Information.
          You hereby represent and covenant that (a) all information (other than the Projections, other financial projections, budgets, other forward-looking statements and information of a general economic or industry nature) that has been or will be made available to us or any of the Lenders by you, Midland or any of your or its respective representatives in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not misleading and (b) the Projections, other financial projections, budgets, and other forward-looking statements that have been or will be made available to us or any of the Lenders by you, Midland or any of your or its respective representatives in connection with the transactions contemplated hereby have been and will be prepared in good faith based upon assumptions believed by you to be reasonable (it being understood that projections and other forward-looking statements by their nature are inherently uncertain and no assurances are being given that the results reflected in the Projections or other forward-looking statements will be achieved). You agree, upon request by the Joint Lead Arrangers to supplement the Information and the Projections from time to time and agree to promptly advise us and the Lenders of all developments materially affecting you, Midland, any of your or its respective subsidiaries or affiliates or the transactions contemplated hereby or the accuracy of Information and Projections previously furnished to us or any of the Lenders.
     Compensation.
          As consideration for the commitments of the Lenders hereunder with respect to the Bank Facilities and the agreement of the Joint Lead Arrangers to structure and arrange and syndicate the Bank Facilities, you agree to pay, or cause to be paid, the fees set forth in the Term Sheet and the Fee Letter. Once paid, such fees shall not be refundable under any circumstances except as expressly set forth therein.

     Conditions.
          The commitments of each of the Commitment Parties hereunder with respect to the Bank Facilities and the Joint Lead Arrangers’ agreement to perform the services described herein are subject to the satisfaction or waiver of the following conditions precedent: (i) no change shall have occurred since December 31, 2007, which has had or could reasonably be expected to have a Material Adverse Effect (as defined below) with respect to Houston, Midland and their respective subsidiaries, taken as a whole; (ii) neither Commitment Party becomes aware after the date hereof that any information with respect to you, Midland or the Transactions previously submitted to it is inaccurate or misleading in any material respect; and (iii) each condition set forth in the Term Sheet or the Conditions Annex is satisfied and no covenant or agreement in this Commitment Letter or the Fee Letter is not complied with. “Material Adverse Effect” means, with respect to any Person (as defined in the Merger Agreement), a material adverse effect on the business, results of operations, or condition (financial or otherwise) of such Person and its subsidiaries, taken as a whole, except to the extent any such effect results from: (a) changes in the industry in which such person or its subsidiaries operate or in the economy or the financial, securities or credit markets in the U.S. or elsewhere in the world, including any regulatory or political conditions or developments, or any outbreak or escalation of hostilities or declared or undeclared acts of war, terrorism, insurrection or natural disasters, that do not disproportionately affect the business, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries (as defined in the Merger Agreement), taken as a whole, relative to other industry participants, in any material respect, (b) the execution or public disclosure of the Merger Agreement or the consummation or the pendency of the transactions contemplated thereby, (c) fluctuations in the price or trading volume of shares of any trading stock of such person (provided, however, that the exception in this clause (c) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such fluctuation has resulted in, or contributed to, a Material Adverse Effect), (d) changes in Applicable Law (as defined in the Merger Agreement) or in GAAP (or the interpretation thereof) after the date hereof that do not disproportionately affect the business, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, relative to other industry participants, in any material respect, (e) any legal proceedings made or brought by any of the current or former stockholders of such Person (or on their behalf or on behalf of such Persons) arising out of or related to the Merger Agreement or any of the transactions contemplated thereby, or (f) any failure by such person to meet any published analyst estimates or expectations regarding such person’s revenue, earnings or other financial performance or results of operations for any period or any failure by such person to meet its internal budgets, plans or forecasts regarding its revenues, earnings or other financial performance or results of operations (provided, however, that the exception in this clause (f) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such failure has resulted in, or contributed to, a Material Adverse Effect with respect to such person).
     Clear Market.
          From the date of this Commitment Letter until the earlier of (i) our completion of Successful Syndication (as defined in the Fee Letter) of the Bank Facilities and (ii) 90 days after the Closing Date, you will ensure that no debt financing (including with out limitation, any debt facility or issuance of any debt security) for you, Midland, Newco or any of your or its respective subsidiaries or controlled affiliates is announced, syndicated or placed without the prior written consent of the Commitment Parties if, in the reasonable opinion of the Commitment Parties, such financing, syndication or placement would have a material, detrimental effect upon syndication of the Bank Facilities.

     Indemnity and Expenses.
          By your acceptance below, you hereby agree to indemnify and hold harmless UBS, UBSS, GSCP and the other Lenders and our and their respective affiliates (including, without limitation, controlling persons) and the directors, officers, partners, employees, advisors and agents of the foregoing (each, an “Indemnified Person”) from and against any and all losses (excluding market losses), claims, costs, expenses, damages or liabilities (or actions or other proceedings commenced or threatened in respect thereof) that arise out of or in connection with this Commitment Letter, the Term Sheet, the Conditions Annex, the Fee Letter, the Bank Facilities or any of the transactions contemplated hereby or thereby or the providing or syndication of the Bank Facilities (or the actual or proposed use of the proceeds thereof), and to reimburse each Indemnified Person promptly upon its written demand for any legal or other expenses incurred in connection with investigating, preparing to defend or defending against, or participating in, any such loss, claim, cost, expense, damage, liability or action or other proceeding (whether or not such Indemnified Person is a party to any action or proceeding and without regard to the exclusive or contributory negligence of such Indemnified Person); provided that any such obligation to indemnify, hold harmless and reimburse an Indemnified Person shall not be applicable to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person or the material breach in bad faith by such Indemnified Person of any provision of this Commitment Letter. If the indemnification provided for in this paragraph is not available for any reason, you agree to contribute to the losses, claims, damages, liabilities and expenses involved (a) in the proportion appropriate to reflect the relative economic interests received or sought to be received by you, your stockholders, affiliates and other constituencies, on the one hand, and all Indemnified Persons, on the other hand, in connection with the transactions contemplated by this Agreement or (b) if (but only if and to the extent) the allocation provided for in the immediately preceding clause (a) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative economic interests referred to in immediately preceding clause (a) but also the relative fault of you, your stockholders, affiliates and other constituencies, on the one hand, and all Indemnified Persons, on the other hand, as well as any other relevant equitable considerations. You agree that for purposes of this paragraph the relative economic interests received, or sought to be received, by you, your stockholders, affiliates and other constituencies, on the one hand, and all Indemnified Parties, on the other hand, in connection with the transactions contemplated hereby shall be deemed to be in the same proportion that the total value received or paid or contemplated to be received or paid by you, your stockholders, affiliates and other constituencies as a result of or in connection with the transactions contemplated hereby (whether or not consummated) bears to the fees paid to the Commitment Parties hereunder; provided that in no event shall you contribute less than the amount necessary to assure that the Commitment Parties are not liable for losses, claims, damages, liabilities and expenses in excess of the amount of fees actually received by the Commitment Parties pursuant to this Agreement.
          You shall not be liable for any settlement of any such proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled with such consent or if there shall be a final judgment against an Indemnified Person, you shall, subject to the proviso in the first sentence of the preceding paragraph, indemnify such Indemnified Person from and against any loss or liability by reason of such settlement or judgment. You shall not, without the prior written consent of any Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability, or a failure to act by or on behalf of such Indemnified Person. None of us or any other Lender (or any of their respective affiliates) shall be responsible or liable to you, Midland or any of your or its respective subsidiaries, affiliates or stockholders or any other person or entity based on its or their exclusive or contributory negligence or otherwise as a result of this Commitment Letter, the Term Sheet, the Conditions Annex, the Fee Letter, the Bank Facilities or the transactions contemplated hereby or thereby except in the case of you to the extent that any losses, claims, damages, liabilities or expenses incurred by you or any of your subsidiaries have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person in performing the services contemplated hereby or thereby or the material breach in bad faith by such Indemnified Person of any provision of this Commitment Letter; provided, however, that in no event will such Indemnified Person have any liabilities for any indirect, punitive or consequential damages in connection with or as a result of such Indemnified Person’s activities related to the Commitment Letter, the Term Sheet, the Conditions Annex, the Fee Letter, the Bank Facilities or the transactions contemplated hereby or thereby. In addition, you hereby agree to reimburse us and each of the Lenders from time to time upon demand for all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable legal fees and expenses of UBS, UBSS and GSCP, consulting fees, and printing, reproduction, document delivery, travel, communication and publicity costs) incurred in connection with the syndication and execution of the Bank Facilities, and the preparation, review, negotiation, execution and delivery of this Commitment Letter, the Term Sheet, the Conditions Annex, the Fee Letter, the Bank Documentation and the administration, amendment, modification or waiver thereof (or any proposed amendment, modification or waiver), whether or not the Closing Date occurs or any Bank Documentation is executed and delivered or any extensions of credit are made under any of the Bank Facilities.
     Confidentiality.
          This Commitment Letter is delivered to you upon the condition that neither the existence of this Commitment Letter, the Term Sheet, the Conditions Annex, the Fee Letter nor any of their contents, nor any written or oral advice provided by the Commitment Parties in connection with this arrangement, shall be disclosed by you or any of your affiliates, directly or indirectly, to any other person, except that such existence and contents may be disclosed (i) other than the Fee Letter, in filings with the Securities and Exchange Commission, rating agencies and applicable regulatory agencies and stock exchanges, (ii) after providing written notice to the Commitment Parties as may be compelled in a judicial or administrative proceeding or as otherwise required by law; provided that you or Newco following the Closing Date shall have (a) promptly notified the Commitment Parties of the receipt of any subpoena or order, (b) consulted with the Commitment Parties as to the advisability of taking steps to resist or narrow the scope of the disclosure contemplated thereby and (c) cooperated with the Commitment Parties in any efforts it may make to obtain an order or other reliable assurance that confidential treatment will be accorded to such advice and the terms of this letter and (iii) to your directors, officers, employees, legal counsel and accountants, in each case on a confidential and “need-to-know” basis and only in connection with the transactions contemplated hereby to the extent such persons have been informed by you of the confidential nature of such advice and this Commitment Letter and Fee Letter and agree to hold the same in confidence. In addition, this Commitment Letter, the Term Sheet, the Conditions Annex and the Fee Letter may be disclosed to Midland and its directors, officers, employees, advisors and agents, in each case on a confidential and “need-to-know” basis and only in connection with the transactions contemplated hereby to the extent such persons have been informed by you of the confidential nature of such advice and this Commitment Letter and Fee Letter and agree to hold the same in confidence.
          In addition, please note that the Commitment Parties and their respective affiliates do not provide accounting, tax or legal advice. Notwithstanding anything herein to the contrary, you (and your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the offering and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.
     Other Services.
          You acknowledge and agree that we and/or our affiliates may be requested to provide additional services with respect to you, Midland, and/or your or its respective affiliates or other matters contemplated hereby. Any such services will be set out in and governed by a separate agreement(s) (containing terms relating, without limitation, to services, fees and indemnification) in form and substance satisfactory to the parties thereto. Nothing in this Commitment Letter is intended to obligate or commit us or any of our affiliates to provide any services other than as set out herein.
          In addition, please note that Goldman, Sachs & Co. (together with its affiliates, “GS”) has been retained by Midland as the financial advisor (in such capacity, the “GS Financial Advisor”) to Midland in connection with the Mergers and that certain professionals at GS working on the Bank Facilities may also be part of the team working in the capacity of GS Financial Advisor. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the GS Financial Advisor and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein. You acknowledge that, in such capacity, the GS Financial Advisor may recommend that Midland not pursue or accept your offer or proposal for the Mergers or advise Midland in other manners adverse to your interests.
          In addition, please note that UBSS has been retained by you as the financial advisor (in such capacity, the “UBSS Financial Advisor”) to you in connection with the Mergers and that certain professionals at UBSS working on the Bank Facilities may also be part of the team working in the capacity of UBSS Financial Advisor. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the UBSS Financial Advisor and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein. You acknowledge that, in such capacity, the UBSS Financial Advisor may recommend that you not pursue or accept the offer or proposal for the Mergers.
          The parties acknowledge and agree that the Joint Lead Arrangers, the Commitment Parties or their affiliates are acting and will act in the respective capacities as financial advisors and financing providers with respect to you, Midland, Newco or your or their respective affiliates and that current and ongoing communications among such parties in such capacities and relationsips are to be expected.

     Conflicts of Interest.
          As you know, each Group (as defined below) is a full service securities firm engaged, either directly or through its affiliates in various activities, including securities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Commitment Parties or their affiliates may actively trade the debt and equity securities (or related derivative securities) of Houston, Midland and other companies which may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Parties or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities or other debt obligations of Houston, Midland or other companies which may be the subject of the arrangements contemplated by this letter.
          You acknowledge that (and waive any conflict of interest arising in connection with):
     (a) UBSS, UBS and/or their respective affiliates, on the one hand, and GSCP, GS and/or their respective affiliates, on the other hand (each, collectively, a “Group”), in their respective capacities as principal or agent is involved in a wide range of commercial banking and investment banking activities globally (including investment advisory; asset management; research; securities issuance, trading, and brokerage) from which conflicting interests or duties may arise and therefore, conflicts may arise between duties of (i) UBSS or UBS hereunder and other duties or interests of UBSS, UBS or another member of their Group and (ii) GSCP hereunder and other duties or interests of GSCP, GS or another member of their Group;
     (b) Members of both Groups may, at any time, (i) provide services to any other person, (ii) engage in any transaction (on its own account or otherwise) with respect to you or any member of the same group as you or (iii) act in relation to any matter for any other person whose interests may be adverse to you or any member of your group (a “Third Party”), and may retain for its own benefit any related remuneration or profit, notwithstanding that a conflict of interest exists or may arise and/or any member of either Group is in possession or has come or comes into possession (whether before, during or after the agreements hereunder) of information confidential to you; provided that such information shall not be shared with any Third Party. You accept that permanent or ad hoc arrangements/information barriers may be used between and within divisions of either Group for this purpose and that locating directors, officers or employees in separate workplaces is not necessary for such purpose;
     (c) information which is held elsewhere within either Group but of which none of the individual directors, officers or employees having the conduct of transactions contemplated by this letter actually has knowledge (or can properly obtain knowledge without breach of internal procedures), shall not for any purpose be taken into account in determining UBSS’s, UBS’s or GSCP’s responsibilities to you hereunder; and
     (d) neither (i) UBSS or UBS nor any other member of their Group or (ii) GSCP or GS nor any member of their Group shall have any duty to disclose to, or utilize for the benefit of, you, any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on its own account or otherwise) or otherwise carrying on its business.
Members of both Groups operate rules, policies and procedures, including independence policies and permanent and ad hoc information barriers between and within divisions of each Group, directed to ensuring that (i) the individual directors, officers and employees involved in an assignment undertaken by a member of either Group (including the engagement hereunder) are not influenced by any such conflicting interest or duty and (ii) any confidential information held by a member of either Group is not disclosed or made available to any other client.
     No Fiduciary Relationship.
          You hereby acknowledge that we are acting solely as agents, lenders, bookrunners or arrangers, as applicable, in connection with the Bank Facilities. You further acknowledge that (i) we are acting pursuant to a contractual relationship created by this Commitment Letter that was entered into on an arm’s length basis, (ii) in connection therewith and with the process leading to the transaction contemplated by this Commitment Letter and Fee Letter, each Commitment Party is acting solely as an independent contractor and as principal and not the agent of you or any of your subsidiaries, your stockholders or creditors or any other person and (iii) in no event do the parties intend that any of us act or be responsible as an advisor under this Commitment Letter or as a fiduciary to you or any of your subsidiaries, your stockholders or creditors or any other person in connection with any activity that we may undertake or have undertaken in furtherance of the Bank Facilities, either before or after the date hereof. We hereby expressly disclaim any fiduciary or similar obligations to any such person, either in connection with the Bank Facilities or this Commitment Letter or any matters leading up to either, and you hereby confirm your understanding and agreement to that effect. Each of you and we agree that you and we are each responsible for making our own independent judgments with respect to the Bank Facilities, and that any opinions or views expressed by us to you regarding such transactions, including but not limited to any opinions or views with respect to the price or market for your or your subsidiaries’ debt, do not constitute advice or recommendations to you or any of your subsidiaries. You, on behalf of yourself and your subsidiaries, hereby waive and release, to the fullest extent permitted by law, any claims that you or any of your subsidiaries may have against us with respect to any breach or alleged breach of any advisory, fiduciary or similar duty in connection with the transactions contemplated by this Commitment Letter or any matters leading up to the execution of this Commitment Letter or the Bank Documentation.
     Governing Law, Etc.
          This Commitment Letter and the commitment of the Lenders shall not be assignable by you without the prior written consent of us and the Lenders, and any purported assignment without such consent shall be void; provided that you may assign your rights under this Commitment Letter concurrently with the closing on the Closing Date to Newco, but no such assignment will relieve you of your obligations hereunder. We reserve the right to employ the services of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to our affiliates certain fees payable to us in such manner as we and our affiliates may agree in our sole discretion. You also agree that either Commitment Party may at any time and from time to time assign all or any portion of its commitment hereunder to one or more of its affiliates; provided, that no such assignment shall relieve such Commitment Party from its obligations hereunder. You further acknowledge that we may share with any of our affiliates, and such affiliates may share with us, any information related to you, Midland, or any of your or its respective subsidiaries or affiliates (including, without limitation, information relating to creditworthiness) and the transactions contemplated hereby. We agree to treat, and cause any such affiliate to treat, all non-public information provided to us by you as confidential information in accordance with customary banking industry practices. Any such affiliate shall be entitled to the benefits afforded to the Commitment Parties hereunder.

          This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter. This Commitment Letter is intended to be for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, and may not be relied on by, any persons other than the parties hereto, the Lenders and, with respect to the indemnification provided under the heading “Indemnity and Expenses,” each Indemnified Person. No person, including, without limitation, Newco and affiliates and stockholders of you and Newco, is or shall be deemed a third party beneficiary to this Commitment Letter and Fee Letter or the rights and obligations hereunder or thereunder.
          This Commitment Letter and the Fee Letter (and the side letter between UBSS and GSCP dated the date hereof) constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. However, please note that the terms and conditions of the commitments of each Commitment Party and undertaking of each Joint Lead Arranger hereunder are not limited to those set forth in the Commitment Letter and the Fee Letter. Those matters that are not covered or made clear in the Commitment Letter or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by UBSS, UBS and GSCP to make any oral or written statements that are inconsistent with this Commitment Letter and the Fee Letter.
          This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby. Any right to trial by jury with respect to any claim or action arising out of this Commitment Letter is hereby waived. You hereby submit to the exclusive jurisdiction of the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, the New York State courts located in The City of New York (and appellate courts thereof) in connection with any dispute related to this Commitment Letter or any of the matters contemplated hereby, and agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. You irrevocably and unconditionally waive any objection to the laying of such venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.
     Patriot Act.
          We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), we and the other Lenders may be required to obtain, verify and record information that identifies Newco, Houston, Midland and each of their respective subsidiaries, which information includes the name, address and tax identification number and other information regarding them that will allow us or such Lender to identify them in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to us and the Lenders.

          Please indicate your acceptance of the terms hereof and of the Term Sheet, the Conditions Annex and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than the earlier of (x) 12:00 noon, New York City time, on April 21, 2008 and (y) the public announcement of the Transactions by Houston or Midland (the “Deadline”). This Commitment Letter and the commitments of the Lenders hereunder and the agreement of the Joint Lead Arrangers to provide the services described herein are also conditioned upon your acceptance hereof and of the Fee Letter, and our receipt of executed counterparts hereof and thereof on or prior to the Deadline. Upon the earliest to occur of (A) the execution and delivery of the Bank Documentation by all of the parties thereto, (B) September 30, 2008, if the Bank Documentation shall not have been executed and delivered by all such parties prior to that date, (C) if earlier than the date set forth in clause (B), the date of termination of the Merger Agreement and (D) material breach by you of either this Commitment Letter or the Fee Letter after notice by either Commitment Party and reasonable opportunity to cure, this Commitment Letter and the commitments of the Lenders hereunder and the agreement of the Joint Lead Arrangers to provide the services described herein shall automatically terminate unless the Lenders and Joint Lead Arrangers shall, in their discretion, agree to an extension. The compensation, expense reimbursement, confidentiality, indemnification and governing law and forum provisions hereof and in the Term Sheet and the Fee Letter shall survive termination of (i) this Commitment Letter (or any portion hereof) and (ii) any or all of the commitments of the Lenders hereunder. The provisions under the headings “Syndication”, “Conflicts of Interest” and “Clear Market” above shall survive the execution and delivery of the Bank Documentation.
[Signature Page Follows]

          We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours, UBS LOAN FINANCE LLC
By:

	By:	/s/ Jesse Latham
		Name:	Jesse Latham
		Title:	Director

	By:	/s/ Isaac Koyfman
		Name:	Isaac Koyfman
		Title:	Director and Counsel Region Americas Legal

UBS SECURITIES LLC

	By:	/s/ Jesse Latham
		Name:	Jesse Latham
		Title:	Director

	By:	/s/ Isaac Koyfman
		Name:	Isaac Koyfman
		Title:	Director and Counsel Region Americas Legal

GOLDMAN SACHS CREDIT PARTNERS L.P.
	By:	/s/ Illegible
Authorized Signatory

Accepted and agreed to as of
the date first written above:
GREY WOLF, INC.

By:	/s/ Thomas P. Richards
	Name:	Thomas P. Richards
	Title:	President & CEO